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                                                                       EXHIBIT 3

[WESTPAC AUSTRALIA'S FIRST BANK LOGO]


MEDIA RELEASE


19 December 2002


WESTPAC'S TIER 1 HYBRID CAPITAL TRANSACTION SUCCESSFUL

Westpac Banking Corporation and Westpac Funds Management Limited today announced the distribution rate and allotment of the Tier 1 hybrid capital transaction, known as Westpac FIRsTS.

Phil Chronican, Chief Financial Officer, said "The issue of Westpac FIRsTS has been a resounding success. We have achieved our objectives of enhancing our capital mix while creating an instrument with broad investor appeal. Over 5,500 Australian and New Zealand investors are now holders of Westpac FIRsTS."

The Market Rate was set today at 5.075%. With the addition of the Margin of 1.50%, Westpac FIRsTS are expected to pay fixed quarterly distributions at 6.575% per year until the first rollover date on 31 December 2007.

A total of 6,671,140 Westpac FIRsTS were allotted at A$100 each, raising approximately A$667 million.

Valid applications made by Westpac Ordinary Shareholders, NZ Class Shareholders and the general public for Westpac FIRsTS have been allocated in full.

Valid applications received through the Joint Lead Managers and Co-Managers, from private clients who received a firm allocation, have also been allocated in full.

Westpac FIRsTS are expected to commence trading on the Australian Stock Exchange ("ASX") on a deferred settlement basis on 20 December 2002 under the code WBKPA. It is expected that normal trading on the ASX will commence on 24 December 2002.

Dispatch of all holding statements, which set out the number of Westpac FIRsTS allotted to each investor, will occur by 23 December 2002.

Applicants who wish to trade on a deferred settlement basis should confirm their holding with ASX Perpetual Registrars Limited on 1300 888 736 in Australia and 0800 111 149 in New Zealand.

FOR FURTHER INFORMATION
David Lording                                   Liz McGrath
Media Relations                                 Media Relations
Westpac Banking Corporation                     Westpac Institutional Bank
Ph: 02 9226 3510                                Ph: 02 9284 8221
Mb: 0419 683 411                                Mb: 0438 777 301

Westpac FIRsTS are issued pursuant to a Product Disclosure Statement dated 13 November 2002. The issuer of Westpac FIRsTS is Westpac Funds Management Limited (ABN 28 085 352 405). Westpac FIRsTS are units in the Westpac First Trust (ARSN 102 664 700). Applications for the issue of Westpac FIRsTS closed on 13 December 2002.

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                                                              www.westpac.com.au
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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                          WESTPAC BANKING CORPORATION
                                          ---------------------------
                                                  (Registrant)


Date: December 20, 2002                        By: Manuela Adl
                                                   -----------
                                                   Manuela Adl
                                                   SVP & Chief Operating Officer